Exhibit 99.2

ESTIMATION  OF  SUNRISE  COAL,  LLC

2023  YEAR-END  COAL  RESERVES

OAKTOWN  MINING  COMPLEX

Indiana and Illinois

Prepared For

SUNRISE  COAL,  LLC

Terre Haute, Indiana

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania

Report No.  3467.007

JANUARY  2024

John T. Boyd Company Mining and Geological Consultants

Chairman

James W. Boyd

President and CEO

John T. Boyd II

Managing Director and COO

Ronald L. Lewis

Vice Presidents

Robert J. Farmer

Jisheng (Jason) Han

John L. Weiss

Michael F. Wick

William P. Wolf

Managing Director - Australia

Jacques G. Steenekamp

Managing Director - China

Rongjie (Jeff) Li

Managing Director – South America

Carlos F. Barrera

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

Denver

(303) 293-8988

jtboydd@jtboyd.com

Brisbane

61 7 3232-5000

jtboydau@jtboyd.com

Beijing

86 10 6500-5854

jtboydcn@jtboyd.com

Bogota

+57-3115382113

jtboydcol@jtboyd.com

www.jtboyd.com

January 29, 2024

File: 3467.007

Sunrise Coal, LLC

1183 E. Canvasback Drive

Terre Haute, IN 47802

Attention:         Mr. Scott McGuire

Senior Corporate Engineer

Subject:            Estimation of Sunrise Coal, LLC

2023 Year-End Coal Reserves

Oaktown Mining Complex

Indiana and Illinois

Ladies and Gentlemen:

This letter provides John T. Boyd Company’s (BOYD) update of estimated coal reserves remaining as of December 31, 2023, at the Oaktown Mining Complex. BOYD is familiar with the Sunrise Coal, LLC (Sunrise) reserve holdings, having completed an amended Technical Report Summary (TRS) for the property (BOYD Report No. 3467.002) and reviewed the property’s reserves as of the year-end 2022 (BOYD Report No. 3467.006). Please refer to the aforementioned BOYD reports for previous estimates of coal resources and reserves, as well as additional technical and geoscientific information for the Oaktown Mining Complex.

Sunrise believes, and BOYD concurs, that there are no material adjustments to the coal resources and reserves of the Oaktown Mining Complex necessitating the filing of an amended or revised TRS.

This resource/reserve summary update was prepared for Sunrise in support of their disclosure of coal resources and reserves for the Oaktown Mining Complex in accordance with

JOHN T. BOYD COMPANY

Subpart 1300 of the SEC's Regulation S-K (S-K 1300) and is intended to satisfy the requirements of §229.1304(e), Individual Property Disclosure:

Compare the property’s mineral resources and mineral reserves as of the end of the last fiscal year with the mineral resources and mineral reserves as of the end of the preceding fiscal year and explain any material change between the two.

Unless otherwise stated, coal resource and reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S‑K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

1.0         Coal Resources and Reserves

It is our professional opinion that as of December 31, 2023, Sunrise controlled approximately 60.7 million saleable product tons of underground mineable coal reserves at the Oaktown Mining Complex, located in Knox and Sullivan counties, Indiana, and Crawford and Lawrence counties, Illinois.

There are no reportable coal resources excluding those converted to coal reserves for the Oaktown Mining Complex, as of December 31, 2023.

Based upon our review and analysis, it is BOYD’s opinion that the resource and reserve statements provided herein are reasonable estimates of those controlled by Sunrise at the Oaktown Mining Complex, as of December 31, 2023. Our assessment concludes that extraction of the reported coal reserves remains technically, legally, and economically achievable after consideration of potentially material modifying factors. The statements of coal resources and coal reserves for the Oaktown Mining Complex (as of December 31, 2023) are therefore considered suitable and appropriate for public reporting.

JOHN T. BOYD COMPANY

1.1         Year-Over-Year Changes to Estimated Reserves

As shown on the following page, Sunrise’s estimated underground mineable coal reserves for the Oaktown Mining Complex totaled approximately 66.4 million product tons as of December 31, 2022 (per BOYD Report No. 3467.006).

Oaktown Mining Complex - Summary of Coal Reserves as of December 31, 2022

			Average Product Quality (As Received Basis)
			%

Mine	Classification	Product Tons (millions)	Total Moisture	Sulfur	Ash	SO2 (lbs/MMBtu)	Heating Value (Btu/lb)

Oaktown No. 1	Proven	36.2	13.0	3.5	7.4	6.1	11,522
	Probable	0.5	13.0	3.4	7.5	5.9	11,521
	Total	36.7	13.0	3.5	7.4	6.1	11,522

Oaktown No. 2	Proven	28.5	13.0	3.3	7.9	5.7	11,535
	Probable	1.1	13.0	3.2	8.0	5.6	11,520
	Total	29.6	13.0	3.3	7.9	5.7	11,534

Total - All Mines	Proven	64.7	13.0	3.4	7.6	5.9	11,528
	Probable	1.7	13.0	3.3	7.8	5.7	11,520
	Total	66.4	13.0	3.4	7.6	5.9	11,527

Sunrise’s estimated surface mineable coal reserves for the Oaktown Mining Complex totaled approximately 60.7 million product tons remaining as of December 31, 2023, as summarized in the following table.

Oaktown Mining Complex - Summary of Coal Reserves as of December 31, 2023

			Average Product Quality (As Received Basis)
			%

Mine	Classification	Product Tons (millions)	Total Moisture	Sulfur	Ash	SO2 (lbs/MMBtu)	Heating Value (Btu/lb)

Oaktown No. 1	Proven	29.9	13.0	3.5	7.4	6.0	11,526
	Probable	4.2	13.0	3.4	7.4	5.8	11,535
	Total	34.1	13.0	3.4	7.4	6.0	11,527

Oaktown No. 2	Proven	20.4	13.0	3.1	7.9	5.4	11,523
	Probable	6.2	13.0	3.2	8.0	5.5	11,501
	Total	26.6	13.0	3.1	7.9	5.4	11,518

Total - All Mines	Proven	50.3	13.0	3.3	7.6	5.7	11,525
	Probable	10.4	13.0	3.3	7.8	5.7	11,515
	Total	60.7	13.0	3.3	7.8	5.7	11,523

JOHN T. BOYD COMPANY

The coal reserves of the Oaktown Mining Complex decreased by approximately 5.7 million product tons, or almost 9%, in 2023. As summarized in the table on the following page, the year-over-year change is the result of: (1) ordinary mining production (depletion), (2) mining lease acquisitions, and (3) revisions to mining plans.

Oaktown Mining Complex - Year-Over-Year Changes in Coal Reserves

	Product Tons (millions)

Mine	Production	Lease Acquisitions	Mine Plan Revisions	Total

Oaktown No. 1	(4.0)	0.9	0.5	(2.6)
Oaktown No. 2	(2.5)	0.5	(1.1)	(3.1)
Total	(6.5)	1.4	(0.6)	(5.7)

2.0         Disclaimers and Qualifications

This report provides BOYD’s assessment of Sunrise’s coal resources and coal reserves for the Oaktown Mining Complex. Our assessment was performed to obtain reasonable assurance that Sunrise’s estimates of coal resources and coal reserves are free from material misstatement. BOYD did not independently estimate coal resources or coal reserves as it was not required for the purposes of the assessment. We have relied on information provided by Sunrise regarding the Oaktown Mining Complex, as well as existing BOYD work files and reports. BOYD notes that nothing has come to our attention while preparing this resource/reserve estimate letter that would indicate the information provided to us is false or misleading, or that any material information has been withheld.

BOYD’s assessment methods are considered consistent with accepted and prudent mining geology and engineering practices. We believe our assessment provides a reasonable and objective basis for our opinions. The individuals primarily responsible for this resource/reserve update letter are by virtue of their education, experience, and professional association considered Qualified Persons as defined in Subpart 1300 of Regulation S-K.

JOHN T. BOYD COMPANY

Estimates of any mineral resources and mineral reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:

John T. Boyd II

President and CEO

Q:\ENG_WP\3467.007 Sunrise - FY2023\WP\Sunrise_Oaktown_YE2023.docxc

JOHN T. BOYD COMPANY